Morgan Stanley Quality Municipal Investment Trust
Item 77(o) 10f-3 Transactions
October 1, 2000- March 31, 2001


Security
Date of
Purchase
Price
Of Shares
Shares
Purchased
%of
Assets
Total
Issued
Purchased
By Fund
Broker

Massachusset
ts 2000
Series C


10/26/00


$104.056
$10,000,000


2.95%


$563,735,000


1.77%

Paine
Webber
Aldine
School
District

03/21/01

$96.68

$2,000,000

2.60%

$82,434,982

2.43%
Morgan
Keegan


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